Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Leonardo DRS, Inc. 2022 Omnibus Equity Compensation Plan (Amended and Restated Effective May 15, 2024) of our reports dated February 27, 2024, with respect to the consolidated financial statements of Leonardo DRS, Inc. and the effectiveness of internal control over financial reporting of Leonardo DRS, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Tysons, Virginia
May 17, 2024